   As filed with the Securities and Exchange Commission on September 24, 1996

                         Registration Statement No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                ---------------


                       Westinghouse Electric Corporation
             (Exact name of Registrant as specified in its charter)

                  Pennsylvania                          25-0877540
          (State or other jurisdiction               (I.R.S. Employer
       of incorporation or organization)             Identification No.)


                    Westinghouse Building, 11 Stanwix Street
                         Pittsburgh, Pennsylvania 15222
   (Address of Registrant's principal executive offices, including zip code)

                       Westinghouse Electric Corporation
                         1993 Long-Term Incentive Plan
                            (Full title of the plan)

                               ANGELINE C. STRAKA
            Vice President, Secretary and Associate General Counsel
                    Westinghouse Building, 11 Stanwix Street
                        Pittsburgh, Pennsylvania  15222
                    (Name and address of agent for service)

                                 (412) 244-2300
         (Telephone number, including area code, of agent for service)


                                ---------------


                        CALCULATION OF REGISTRATION FEE

 Title of                                     Proposed         Proposed
securities                 Amount              maximum          maximum         Amount of
  to be                    to be            offering price      aggregate      registration
registered               registered          per share(1)    offering price(1)    fee(1)
- -------------------------------------------------------------------------------------------
Common
Stock,
par value
$1.00 per
share  . . . . . . .  3,260,000 shares          $17.625        $57,457,500      $19,813.07

Preferred
Stock Purchase
Rights . . . . . . .  3,260,000 rights             (2)             (2)                (2)


(1) Pursuant to Rule 457 under the Securities Act of 1933, the proposed maximum aggregate offering price and the registration fee are based upon the average of the high and low prices per share of the Registrant's Common Stock reported on the New York Stock Exchange Composite Tape on September 17, 1996.

(2) The Preferred Stock Purchase Rights of Westinghouse are attached to and trade with the shares of Westinghouse Common Stock being registered hereby. Value attributable to such Preferred Stock Purchase Rights, if any, is reflected in the market price of Westinghouse Common Stock.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

     The following documents, each as filed by Westinghouse Electric Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995.

     (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996.

     (c) The Company's Current Reports on Form 8-K reporting events on January 9, 1996, February 8, 1996, April 19, 1996, May 2, 1996, June 5, 1996, June 10,
1996, June 20, 1996 and August 6, 1996 and September 19, 1996.

     (d)  The Company's Current Report on Form 8-K/A dated February 6, 1996.

     (e) Description of the Company's Common Stock contained in its Registration Statement on Form 10 filed pursuant to the Exchange Act on May 15, 1935, as amended or updated pursuant to the Exchange Act.

     All documents subsequently filed by the Company pursuant to Sections 13(a) 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares covered hereby have been sold or which deregisters all such shares then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

     As of September 24, 1996, Angeline C. Straka, Vice President, Secretary and Associate General Counsel of the Company, who has given an opinion as to the legality of the securities being registered hereunder, held options to purchase 73,775 shares of the Common Stock of the Company.

Item 6.  Indemnification of Directors and Officers

     Section 1741 of the Business Corporation Law of the Commonwealth of Pennsylvania (the "BCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 1742 of the BCL empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation or enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that indemnification shall not be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless there is a judicial determination that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Section 1743 of the BCL provides that to the extent a representative of a corporation has been successful on the merits or otherwise in defense of any Proceeding, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     Section 1745 of the BCL provides that expenses (including attorneys' fees) incurred in defending a Proceeding may be paid by the corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

     Section 1746 of the BCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. However, Section 1746 also provides that such indemnification shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     The Company provides for indemnification of its directors and officers pursuant to Article ELEVENTH of the Restated Articles of Incorporation of the Company and Article XVII of the By-laws of the Company. Article ELEVENTH of the Restated Articles and Article XVII of the By-laws provide in effect that, with respect to Proceedings based on acts or omissions on or after January 27, 1987, and unless prohibited by applicable law, the Company shall indemnify directors and officers against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such Proceedings (subject to certain limitations in the case of actions by such persons against the Company). Under Article XVII, the Company shall also advance amounts to any director or officer during the pendency of any such Proceedings against expenses incurred, provided that, if required by law, the Company receives an undertaking to repay such amounts if it is ultimately determined that such person is not to be indemnified under such Article. The indemnification provided for in such Articles is in addition to any rights to which any director or officer may otherwise be entitled. Article XVII of the By-laws provides that the right of a director or officer to such indemnification and advancement of expenses shall be a contract right and further provides procedures for the enforcement of such right.

     The Company has purchased directors' and officers' liability insurance policies indemnifying its officers and directors and the officers and directors of its subsidiaries against claims and liabilities (with stated exceptions) to which they may become subject by reason of their positions with the Company or its subsidiaries as directors and officers.


Item 7.  Exemption from Registration Claimed

         Not applicable.


Item 8. Exhibits

Exhibit No.      Description
- -----------      -----------

    4.1 Restated Articles of Incorporation of the Company as amended to January 8, 1996 (incorporated by reference to Exhibit 3(a) to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).

    4.2          By-laws of the Company, as amended to July 30, 1996.

    4.3 Rights Agreement (incorporated by reference to Exhibit 1 to Form 8-K filed on January 9, 1996)

    4.4          1993 Long-Term Incentive Plan of the Company, as amended.

    5 Opinion of Angeline C. Straka, Vice President, Secretary and Associate General Counsel, as to the legality of the securities being registered.

    23.1         Consent of Counsel -- contained in opinion filed as Exhibit 5.

    23.2         Consent of Price Waterhouse LLP.

    24           Powers of Attorney.

Item 9.  Undertakings

     The contents of Item 9 of Registration Statement No. 33-53819 are incorporated herein by reference.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Westinghouse Electric Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on the 24th day of September, 1996.


                                     Westinghouse Electric Corporation


                                     By: /s/ Fredric G. Reynolds
                                        ------------------------------
                                             Fredric G. Reynolds
                                         Executive Vice President and
                                           Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on September 24, 1996 in the capacities indicated:

Signature                               Title

                 *                      Chairman and Chief Executive Officer
- ---------------------------------       (principal executive officer)
(Michael H. Jordan)                     and Director


                 *                      President and Director
- ---------------------------------
(Gary M. Clark)


  /s/ Fredric G. Reynolds               Executive Vice President and Chief
- ---------------------------------       Financial Officer
(Fredric G. Reynolds)                   (principal financial officer)


  /s/ Carol V. Savage                   Vice President and Chief Accounting
- ---------------------------------       Officer
(Carol V. Savage)                       (principal accounting officer)


                 *
- ---------------------------------       Director
(Frank C. Carlucci)


                 *
- ---------------------------------       Director
(Robert E. Cawthorn)


                 *
- ---------------------------------       Director
(George H. Conrades)


                 *
- ---------------------------------       Director
(William H. Gray III)


                 *
- ---------------------------------       Director
(David K. P. Li)


                 *
- ---------------------------------       Director
(David T. McLaughlin)


                 *
- ---------------------------------       Director
(Richard R. Pivirotto)


                 *
- ---------------------------------       Director
(Paula Stern)


                 *

- ---------------------------------       Director
(Robert D. Walter)


                                                  *By /s/ Fredric G. Reynolds
                                                   ---------------------------
                                                          Fredric G. Reynolds
                                                          Attorney-In-Fact

                                 EXHIBIT INDEX


  Exhibit No.    Description                                                      Page
  ----------     -----------                                                      ----
    4.1         Restated Articles of Incorporation of the Company                   *
                as amended to January 8, 1996 (incorporated by reference
                to Exhibit 3(a) to the Company's Annual Report on
                Form 10-K for the year ended December 31, 1995).

    4.2         By-laws of the Company, as amended to July 30, 1996                 --

    4.3         Rights Agreement (incorporated by reference to Exhibit 1
                to Form 8-K filed on January 9, 1996)                               *

    4.4         1993 Long-Term Incentive Plan of the Company, as amended.           *

    5           Opinion of Angeline C. Straka, Vice President,                      --
                Secretary and Associate General Counsel, as to the
                legality of the securities being registered.

    23.1        Consent of Counsel -- contained in opinion filed                    --
                as Exhibit 5.

    23.2        Consent of Price Waterhouse.                                        --

    24          Powers of Attorney.                                                 --


*Incorporated by reference.